Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF SEPTEMBER 8, 2017

TO INDENTURE DATED JUNE 9, 2015, AMONG

DUPONT FABROS TECHNOLOGY, L.P., AS ISSUER,

DUPONT FABROS TECHNOLOGY, INC., AS GUARANTOR

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

5.625% SENIOR NOTES DUE 2023

THIS SECOND SUPPLEMENTAL INDENTURE, entered into as of September 8, 2017 (the “Second Supplemental Indenture”) among DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”), DuPont Fabro Technology, Inc. (the “Company”), a Maryland corporation, and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Operating Partnership, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of June 9, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 9, 2015 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), relating to the Operating Partnership’s 5.625% Senior Notes due 2023 (the “Notes”); and

WHEREAS, pursuant to Section 9.02(1) of the First Supplemental Indenture, the Operating Partnership, the Company and the Trustee may amend or supplement the Indenture without notice to or the consent of any Noteholder (as defined in the First Supplemental Indenture) to cure an ambiguity, defect, omission or inconsistency in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally, the parties to this Second Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Section 10.04(a)(4) of the First Supplemental Indenture is hereby amended and restated in its entirety as follows:

“(4) defeasance or discharge of the Notes, as provided in Section 8.02, Section 8.03 or Section 8.04.”

Section 3. This Second Supplemental Indenture shall be governed in accordance with the laws of the State of New York.

Section 4. This Second Supplemental Indenture may be signed in various counterparts, which together will constitute one and the same instrument.

Section 5. This Second Supplemental Indenture is an amendment supplemental to the Indenture and this Second Supplemental Indenture will henceforth be read together.

Section 6. The recitals in this Second Supplemental Indenture shall be taken as statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership, as Issuer

By:	DuPont Fabros Technology, Inc., its general partner

By:	/s/ Richard A. Montfort Jr.
Name:	Richard A. Montfort, Jr.
Title:	Executive Vice President, General Counsel and Secretary

DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation, as Guarantor

By:	/s/ Richard A. Montfort, Jr.
Name:	Richard A. Montfort, Jr.
Title:	Executive Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President